QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

April 7, 2005	Mayer, Brown, Rowe & Maw LLP 700 Louisiana Street Suite 3600 Houston, Texas 77002-2730
Main Tel (713) 221-1651 Main Fax (713) 224-6410 www.mayerbrownrowe.com

J. B. Poindexter & Co., Inc.
1100 Louisiana Street
Suite 400
Houston, Texas 77002

  Re:
  Exchange Offer pursuant to Registration Statement on Form S-4

Gentlemen:

        We have acted as special tax counsel to J. B. Poindexter & Co., Inc., a Delaware corporation (the "Issuer"), in connection with the preparation of (a) the Issuer's Registration Statement on Form S-4 (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") on the date hereof pursuant to the Securities Act of 1933, as amended (the "Securities Act"), related to the registration of the Issuer's 8.75% Senior Notes due 2014 and (b) the prospectus contained in the Registration Statement (the "Prospectus"). In formulating our opinion below, we have participated in the preparation of the discussion set forth under the heading "United States federal income tax consequences" in the Prospectus.

        As special tax counsel to the Issuer, we have examined, reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (a) the Certificate of Incorporation and Bylaws, each as amended to date, of the Issuer, (b) the Registration Statement, (c) the Prospectus, (d) particular resolutions of the Board of Directors of the Issuer, and (e) such other documents, faxes, certificates, instruments and records (collectively, the "Documents") as we have deemed necessary, desirable or relevant for purposes hereof. We have also examined, reviewed and relied upon certain representations made by an officer of the Issuer relating to the Issuer's organization and actual and proposed operation as well as to certain other matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

        In our examinations and investigations, we have assumed: (a) the genuineness of all signatures on, and the authenticity of, all of the foregoing Documents submitted to us as originals and the conformity to the original documents, faxes, certificates, instruments and records of all such Documents submitted to us as copies; (b) the truthfulness of all statements of fact set forth in such Documents; (c) the due authorization, execution and delivery by the parties thereto, other than by the Issuer, of all Documents examined by us; (d) that, to the extent such Documents purport to constitute agreements of parties other than the Issuer, such Documents constitute valid, binding and enforceable obligations of such other parties; (e) that all terms and provisions of such Documents will be complied with by all parties thereto and are enforceable under applicable law; and (f) that the information presented in such Documents or otherwise furnished to us accurately and completely describes all material facts. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such Documents, or the facts contained therein, in a material way.

        Based on the foregoing and subject to the limitations, conditions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, the statements set forth in the Prospectus under the heading "United States federal income tax consequences," to the extent that they constitute legal conclusions and subject to the qualifications set forth therein, constitute our opinions as to the matters set forth therein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus. In giving this consent, we do not admit that we are "experts," within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this opinion as an exhibit or otherwise.

        The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and is limited to, as in effect on the date hereof, the federal laws of the United States, and we render no opinion with respect to the laws of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.

        Our opinions expressed herein are also based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

        It is understood that this opinion is to be used only in connection with the offer and sale of those particular securities described within the Prospectus while the Registration Statement and the Prospectus are in effect. Other than as expressly stated above, we express no opinion on any issue relating to the Issuer or to any investment therein. The opinions expressed herein are as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.

Sincerely,
/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP

QuickLinks

  Exhibit 8.1